Exhibit 21

Subsidiaries of Entegris, Inc.

Name of Subsidiary	Jurisdiction
ATMI Clean Technologies (Shanghai) Company Limited	China
ATMI International Trading Co. Ltd.	China
ATMI Semiconductor New Materials Xi'an Co., Ltd.	China
Entegris Asia LLC	Delaware
Entegris Asia Pte. Ltd.	Singapore
Entegris Cleaning Process SAS	France
Entegris Ecosys LLC	Delaware
Entegris GmbH	Germany
Entegris International Holdings B.V.	The Netherlands
Entegris International Holdings II B.V.	The Netherlands
Entegris International Holdings III B.V.	The Netherlands
Entegris International Holdings IV LLC	Delaware
Entegris International Holdings V LLC	Delaware
Entegris International Holdings VI LLC	Delaware
Entegris International Holdings, Inc.	Delaware
Entegris Ireland Unlimited Company	Ireland
Entegris Israel Ltd.	Israel
Entegris Japan Co. Ltd.	Japan
Entegris Korea II Ltd.	South Korea
Entegris Korea Ltd.	South Korea
Entegris Malaysia Sdn. Bhd.	Malaysia
Entegris (Shanghai) Microelectronics Trading Company Ltd.	China
Entegris Pacific Ltd.	Delaware
Entegris Professional Solutions, Inc.	Delaware
Entegris Sarl	Luxembourg
Entegris SAS	France
Entegris Singapore Pte. Ltd.	Singapore
Entegris Specialty Materials, LLC	Delaware
Entegris Taiwan Enterprises Partnership	Taiwan
Entegris Taiwan Holdings, Inc.	Delaware
Entegris Taiwan Technologies Co. Ltd.	Taiwan
Nihon Entegris K.K.	Japan
Poco Graphite, Inc.	Delaware
Pureline Co., Ltd.	South Korea